Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2022, relating to the financial statements of Air Transport Services Group, Inc. and the effectiveness of Air Transport Services Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Air Transport Services Group, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
June 3, 2022